EXHIBIT 10.1

                                   AGREEMENT

THIS AGREEMENT is made effective the 31st day of March 2007 by and between Bion Environmental Technologies, Inc. ('Bion') (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the 'Bion Companies') and Mark A. Smith ('MAS').

WHEREAS Bion desires that the services of MAS to the Bion Companies continue on the terms and conditions set forth in this Agreement;

AND WHEREAS MAS desires to provide to the Bion Companies his services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, Bion does hereby agree to engage/employ MAS upon the terms and conditions set forth in the following paragraphs:

1)   Term:

The Term of MAS's services to the Bion Companies as extended by this Agreement shall run through December 31, 2007 ('Term') during which Term MAS's services to the Bion Companies shall be the primary employment of MAS as set forth in the following provisions:

     a) Commencing April 1, 2007, MAS shall continue to provide his services to the Bion Companies as an employee of Bion;

     b) During the Term, MAS shall continue to serve as Director, President and General Counsel of Bion (and each of the Bion Companies), which positions may be altered as the Bion Companies engage/hire additional senior management personnel; and

     c) Bion and MAS will endeavor to hire replacements for MAS on or before September 30, 2007 so that an appropriate transition may take place.

2)   Compensation:

     a) Commencing April 1, 2007, MAS shall continue to be compensated for his services as an employee of Bion on a 'cash' salary basis (with normal withholding, etc.) at the rate of $12,500 per month for the balance of the Term; provided however, that until the Bion Companies complete their next financing, such salary shall be accrued and deferred pending closing of such financing;

     b) As to the deferred compensation presently owed to MAS by Bion for past services from January 1, 2007 through March 31, 2007 and the $112,500 initial principal amount promissory note received by MAS during January 2007 for prior deferrals from April 1, 2006 through December 31, 2006
(collectively 'DComp'), DComp shall  be evidenced by  a   2007 Series A
Convertible Note (in the form attached hereto as Exhibit A);

     c) Bion agrees that it will not pay or force conversion of any already outstanding Bion convertible promissory note that MAS received for deferred compensation unless it pays or forces conversion of all other promissory notes held by others that were issued for deferred compensation on the same date;

     d) Bion shall continue to reimburse MAS for expenses on a regular basis; and

     e) Bion shall purchase, or reimburse MAS for the expense of, health insurance for a period of 3 months after this extension ends on December 31, 2007.

3)   Options and Warrants:

     a) Bion shall grant MAS 100,000 options pursuant to its 2006 Consolidated Incentive Plan which options shall be exercisable at $4.25 per share until March 31, 2011 and which Options (in the form attached as Exhibit
B) shall vest as follows:

          i) 40,000 on April 1, 2007; and

         ii) in 10,000 option increments on the 1st day of each month commencing July 2007 and ending December 2007.

     b)   Bion agrees to file (and process to effectiveness) a registration
statement    for the shares underlying exercise of all warrants originally issued to MAS for the benefit of MAS (and his donees) at Bion's sole expense within 30 days after written request by MAS at any date after January 15, 2008.

4)   Confidentiality/Proprietary Information:

MAS will abide by the terms and provisions of existing confidentiality/proprietary information agreements and shall execute and abide by the terms and provisions of any additional
Confidentiality/Proprietary Information Agreement reasonably requested by Bion.

5)   Miscellaneous:

     a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

     b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

     c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

     d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

     e) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     f) This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect.
This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.


Bion Environmental Technologies, Inc.



By: /s/ Mark A. Smith
    Mark A. Smith, President


/s/ Mark A. Smith
Mark A. Smith